Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investor Relations

Gerri Vance

Equiti-trend LLC

Lifestream Technologies

(800) 585-6988

208-457-9409 ext. 1221

(858) 436-3350 local/international

gerriv@lifestreamtech.com

LFTC@equititrend.com

LIFESTREAM TECHNOLOGIES SIGNS AGREEMENT WITH GENEXEL FOR NEW THREE-IN-ONE UNIT

Lifestream sees a bright future for innovative new product.

Post Falls, Idaho — December 1, 2005 — Lifestream Technologies, Inc. (OTCBB:LFTC), a leading supplier of cholesterol monitors, announced  today that it has entered into an agreement with GenExel-Sein, Inc., for the production of the new Lifestream Three In One Blood Pressure monitor.

“We are pleased that, after over 6 months of review and discussions with numerous blood pressure manufacturers, GenExel met our stringent quality standards and had the clarity of vision for this market opportunity, “ stated Christopher Maus, Lifestream’s CEO. “This new technology will complement our product line and expand our present market opportunities in an area not yet commercialized.”

The new Lifestream “Three-in-One” Blood Pressure monitor will measure blood pressure, cholesterol and HDL, all in less than three minutes. Consumer awareness for cholesterol testing can be significantly expanded through this merger. Between 5 to 7 million blood pressure monitors are sold each year in the U. S. or 14 million worldwide.

“The health conscious consumer, who uses or will use a blood pressure monitor, now has a real clear choice,” continued Maus. “This dual use device supplies more meaningful information about a consumer’s cardiac health.  The combined unit is also more cost effective and will play an essential role for individuals who are managing both blood pressure and cholesterol. There is an estimated 73% overlap of individuals with elevated blood pressure and high cholesterol. About 20 million people are on both blood pressure and cholesterol lowering medications.”

“GenExel is pleased to be partnering with Lifestream on this very innovative product,” said Dr. Douglas Stafford, Executive Vice President of GenExel. “Lifestream understands the market as much as GenExel does. This collaboration is perfect given that GenExel is also bringing an innovative Blood Pressure/Glucose monitor to the market. This product is a natural evolution for the hypertensive market. Together, Lifestream and GenExel have an opportunity to meet the goals of both companies and give health conscious consumers more quality choices.”

About GenExel-Sein, Inc.

GenExel is a rapidly growing medical products company with headquarters in South Korea. Its business units provide innovative products for home medical diagnosis and engage in the discovery and development of pharmaceutical products with an emphasis on central system disorders (such as Alzheimer’s disease and Parkinson’s disease). The company has operating subsidiaries in South Korea, China, Germany, the United Kingdom, and the United States. It is traded publicly on the KOSDAQ under the symbol GENEXEL. For more information, visit GenExel-Sein online at www.seinbpm.com or www.genexel.com. Contact: GenExel-Sein, Inc., 111 Seocho-Gu, YangJae-1 Dong, Namkyung Bldg 3rd Floor 137-891, Seoul, South Korea, for more information on the company.

About Lifestream Technologies

The Company developed and currently markets a cholesterol monitor to consumers and healthcare professionals that provide total cholesterol test results in three minutes.

The Company’s product aids the health conscious consumer in monitoring their risk of heart disease. By regularly testing cholesterol at home, individuals can monitor the benefits of their diet, exercise and/or drug therapy programs. Monitoring these benefits can support the physician and the individual’s efforts to improve compliance. Lifestream’s products also integrate a smart card reader further supporting compliance by storing test results on an individual’s personal health card for future retrieval, trend analysis and assessment.

Lifestream’s monitors are affordable, hand-held devices that provide users with accurate results in less than three minutes. The product line has been designed to accommodate The Data Concern™ Personal Health Card® allowing multiple users the ability to store their personal results. Lifestream’s products are now available in pharmacy and retail outlets nationwide. To find retailers that carry Lifestream’s products, go to “Store Locator” on www.knowitforlife.com or contact Customer Care at 888-954-LIFE. For Company information, visit www.lifestreamtech.com.

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This news release includes certain forward-looking statements within the meaning of the safe harbor protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding our current business plans, strategies and objectives that involve risks and uncertainties, and in particular statements referring to our expectations for increased market penetration and improved gross margins from our recently introduced second generation consumer monitors and statements regarding our expectations that we can obtain necessary additional financing and investment. These forward-looking statements involve risks and uncertainties that could cause actual results to differ from anticipated results. The forward-looking statements are based on our current expectations and what we believe are reasonable assumptions given our knowledge of the relevant markets; however, our actual performance, results and achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Factors, within and beyond our control, that could cause or contribute to such differences include, among others, the following: the success of our capital-raising and cost-cutting efforts, developing and marketing relatively new medical diagnostic devices, including technological advancements and innovations; consumer receptivity and preferences; availability, affordability and coverage terms of private and public medical insurance; political and regulatory environments and general economic and business conditions; the effects of our competition; the success of our operating, marketing and growth initiatives; development and operating costs; the amount and effectiveness of our advertising and promotional efforts; brand awareness; the existence of adverse publicity; changes in business strategies or development plans; quality and experience of our management; availability, terms and deployment of capital; labor and employee benefit costs; as well as those factors discussed in our most recent Registration Statement on Form SB-2 filed January 12, 2005, and in “Item 1 – Business,” “Item 6 – Management’s Discussion and Analysis or Plan of Operation,” particularly the discussion under “Risk Factors - Substantial Doubt regarding our Ability to Continue as a Going Concern”  and elsewhere in our most recent Annual Report on Form 10-KSB for our fiscal year ended June 30, 2004, and the 10-QSB for the quarter ended September 30, 2005, all filed with the United States Securities and Exchange Commission. Readers are urged to carefully review and consider the various disclosures made by us in this report, in the aforementioned Form SB-2 and Forms 10-KSB and 10-QSB, and those detailed from time to time in our other reports and filings with the United States Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that are likely to affect our business.